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                                              Exhibit 5.1
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                               HALE AND DORR LLP
                                60 STATE STREET
                               BOSTON, MA 02109

                                         March 2, 1999

Staples, Inc.
One Research Drive
Westborough, MA 01581-5114

     Re:  Staples, Inc. Amended and Restated 1990 Director Stock Option Plan
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Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to 1,000,000 shares of Common Stock, $.0006 par value per share (the "Shares"), of Staples, Inc., a Delaware corporation (the "Company"), issuable under the Staples, Inc. Amended and Restated 1990 Director Stock Option Plan (the "Plan").

     We have examined the Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the shares of its Common Stock covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
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     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ Hale and Dorr LLP

                                    HALE AND DORR LLP